Exhibit 99-1
Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
January 22, 2010

FIRST NATIONAL CORPORATION REPORTS FOURTH QUARTER AND ANNUAL EARNINGS

Strasburg, Virginia (January 22, 2010) --- First National Corporation (OTCBB: FXNC) reported net income of $1.0 million for the fourth quarter of 2009.  After the effective dividend on preferred stock, net income available to common shareholders was $818 thousand, or $0.28 per basic and diluted share, compared to $124 thousand in net income, or $0.04 per basic and diluted share, for the same period in 2008.

Harry S. Smith, President and CEO commented, "Our quarterly performance has shown continued progress as earnings and asset quality improved compared to the most recent quarter and to the fourth quarter of 2008.  Improvements in earnings resulted from higher net interest income, higher noninterest income, and lower provisions for loan losses when compared to both the most recent quarter and the same period in 2008.  Expense levels remained higher from larger FDIC assessments and expenses related to other real estate owned.  During 2010, we will continue to focus efforts on improving asset quality and profitability, while carefully managing capital and liquidity.”

Quarterly Performance

Fourth quarter 2009 net income was $914 thousand higher than the same quarter of 2008:

▪	Net interest income was $622 thousand higher
▪	Provision for loan losses was $1.0 million lower
▪	Noninterest income was $145 thousand higher
▪	Noninterest expense was $372 thousand higher

The increase in fourth quarter 2009 earnings compared to fourth quarter 2008 was primarily the result of a significant decrease in the provision for loan losses and a 15% increase in net interest income.  Noninterest income increased 10% and noninterest expense increased 9% when comparing the two periods.  Return on assets and return on equity were 0.75% and 7.64%, respectively, for the fourth quarter of 2009 compared to 0.09% and 1.22% for the same quarter in 2008.

Net interest income increased 15% to $4.9 million for the fourth quarter of 2009 compared to $4.3 million for the same quarter of 2008.  The net interest margin was 45 basis points higher and average interest-earning assets were $4.5 million higher when comparing the two periods.  The margin improvement was the result of a decline in the cost of funding earning assets.

Noninterest income totaled $1.6 million for the fourth quarter of 2009, an increase of 10%, compared to $1.4 million for the same quarter of 2008.  The increase in noninterest income resulted primarily from losses on the sale of premises and equipment during the fourth quarter of 2008. Noninterest expense increased to $4.7 million for the fourth quarter of 2009 compared to $4.4 million for the same period in 2008.  The higher levels of noninterest expense are primarily related to higher FDIC assessments and expenses related to other real estate owned.

Net charge-offs were $321 thousand for the fourth quarter of 2009, compared to $427 thousand for the fourth quarter of 2008.  Non-performing assets totaled $14.5 million compared to $15.9 million one year ago.  The allowance for loan losses totaled $7.1 million or 1.60% of total loans at December 31, 2009, compared to $5.7 million or 1.25% of total loans at December 31, 2008.  The loan loss provision totaled $246 thousand for the fourth quarter of 2009 compared to $1.3 million for the same period in 2008.  The lower provision for loan losses was primarily attributable to stable asset quality and economic conditions.

Year-to-Date Performance

Net income was $2.1 million lower than the previous year:

▪	Net interest income was $210 thousand higher
▪	Provision for loan losses was $306 thousand higher
▪	Noninterest income was $374 thousand lower
▪	Noninterest expense was $2.7 million higher

For the year ended December 31, 2009, net income was $2.1 million.  After the effective dividend on preferred stock, net income available to common shareholders was $1.4 million, or $0.49 per basic and diluted share, compared to $4.2 million, or $1.45 per basic and diluted share, for the same period in 2008.  Return on assets was 0.39% for the year ended December 31, 2009 compared to 0.78% for the same period in 2008, and return on equity was 4.24% for the year ended December 31, 2009 compared to 10.65% for the same period in 2008.

Net interest income increased slightly to $18.3 million for the year ended December 31, 2009 compared to $18.1 million for the same period in 2008.  The net interest margin was 1 basis point lower while average interest-earning assets were $8.0 million higher when comparing the two periods.  The net interest margin was 3.62% for the year ended December 31, 2009, compared to 3.63% for the same period in 2008.

Noninterest income decreased 6% to $5.6 million for the year ended December 31, 2009 from $6.0 million for the same period in 2008.  This decrease was attributable to less overdraft and trust and investment advisory fee income.  Noninterest expense increased 17% to $18.7 million for the year ended December 31, 2009, compared to $16.0 million for the same period in 2008. The increase in noninterest expense was primarily the result of expenses related to other real estate owned and higher FDIC assessments.  The provision for other real estate owned totaled $994 thousand for the year ended December 31, 2009 compared to no provision in 2008.  FDIC assessment totaled $973 thousand for the year ended December 31, 2009 compared to $253 thousand in 2008.  The provision for loan losses increased to $2.3 million in 2009 compared to $2.0 million in 2008.  This increase resulted from higher specific reserves on impaired loans, higher net charge-offs, less favorable economic conditions and lower collateral values during 2009 when compared to 2008.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2008, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 12 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester. First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
Income Statement	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest and dividend income
Interest and fees on loans	$6,317	$6,581	$24,691	$28,136
Interest on federal funds sold	1	2	5	11
Interest on deposits in banks	1	1	1	34
Interest and dividends on securities available for sale:
Taxable interest	516	524	2,092	2,051
Tax-exempt interest	147	139	576	545
Dividends	17	10	49	136
Total interest and dividend income	$6,999	$7,257	$27,414	$30,913

Interest expense
Interest on deposits	$1,800	$2,497	$7,753	$10,299
Interest on federal funds purchased	2	16	37	112
Interest on company obligated mandatorily redeemable capital securities	109	134	470	642
Interest on other borrowings	196	340	824	1,740
Total interest expense	$2,107	$2,987	$9,084	$12,793

Net interest income	$4,892	$4,270	$18,330	$18,120
Provision for loan losses	246	1,255	2,300	1,994
Net interest income after provision for loan losses	$4,646	$3,015	$16,030	$16,126

Noninterest income
Service charges	$694	$726	$2,539	$2,878
Fees for other customer services	421	373	1,529	1,497
Trust and investment advisory fees	274	280	1,126	1,329
Gains on sale of loans	64	26	210	119
Gains on sale of securities available for sale	-	-	10	2
Gains (losses) on sale of premises and equipment, net	-	(106)	9	(106)
Other operating income	112	121	154	232
Total noninterest income	$1,565	$1,420	$5,577	$5,951

Noninterest expense
Salaries and employee benefits	$2,113	$2,184	$8,697	$8,485
Occupancy	359	334	1,348	1,175
Equipment	364	347	1,416	1,391
Marketing	141	192	532	510
Stationery and supplies Legal and professional fees	109 261	175 182	507 880	457 696
ATM and check card fees	182	172	734	657
FDIC assessment	370	77	973	253
Provision for other real estate owned	176	-	994	-
Other operating expense	665	705	2,622	2,390
Total noninterest expense	$4,740	$4,368	$18,703	$16,014

Income before income taxes	$1,471	$67	$2,904	$6,063
Income tax provision	433	(57)	774	1,840
Net income	$1,038	$124	$2,130	$4,223
Effective dividend and accretion on preferred stock	220	-	704	-
Net income available to common shareholders	$818	$124	$1,426	$4,223

Common Share and Per Common Share Data
Net income, basic and diluted	$0.28	$0.04	$0.49	$1.45
Shares outstanding at period end	2,931,721	2,922,860	2,931,721	2,922,860
Weighted average shares, basic and diluted	2,927,079	2,915,530	2,921,129	2,913,011
Book value at period end	$13.67	$13.41	$13.67	$13.41
Cash dividends	$0.14	$0.14	$0.56	$0.56

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Key Performance Ratios
Return on average assets	0.75%	0.09%	0.39%	0.78%
Return on average equity	7.64%	1.22%	4.24%	10.65%
Net interest margin	3.83%	3.38%	3.62%	3.63%
Efficiency ratio (1)	69.74%	75.72%	73.10%	65.66%

Asset Quality
Loan charge-offs	$369	$479	$1,142	$804
Loan recoveries	48	52	298	253
Net charge-offs	321	427	844	551
Non-accrual loans	8,273	10,058	8,273	10,058
Other real estate owned, net	6,261	4,300	6,261	4,300
Repossessed assets	8	63	8	63
Restructured loans	-	1,527	-	1,527
Non-performing assets	14,542	15,948	14,542	15,948

Average Balances
Average assets	$549,094	$543,753	$549,541	$539,025
Average earning assets	516,174	511,711	516,147	508,120
Average shareholders’ equity	53,938	40,294	50,254	39,660

			(unaudited)
			December 31, 2009	December 31, 2008
Capital Ratios
Tier 1 capital			$63,099	$49,469
Total capital			68,900	55,119
Total capital to risk-weighted assets			14.89%	11.72%
Tier 1 capital to risk-weighted assets			13.64%	10.52%
Leverage ratio			11.50%	9.10%

Balance Sheet
Cash and due from banks			$6,099	$8,534
Interest-bearing deposits in banks			1,733	1,956
Federal funds sold			7,144	-
Securities available for sale, at fair value			63,555	58,238
Loans held for sale			210	-
Loans, net of allowance for loan losses			436,129	446,327
Premises and equipment, net			21,148	21,519
Interest receivable			1,710	1,763
Other assets			15,063	9,900
Total assets			$552,791	$548,237

Noninterest-bearing demand deposits			$81,100	$73,444
Savings and interest-bearing demand deposits			146,056	140,670
Time deposits			204,927	190,960
Brokered deposits			31,802	42,419
Total deposits			$463,885	$447,493
Federal funds purchased			-	2,456
Other borrowings			20,186	45,397
Company obligated mandatorily redeemable capital securities			9,279	9,279
Accrued expenses and other liabilities			5,380	4,427
Total liabilities			$498,730	$509,052

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	December 31, 2009	December 31, 2008
Balance Sheet (continued)
Preferred stock	$13,998	$-
Common stock	3,665	3,653
Surplus	1,418	1,409
Retained earnings	35,084	35,196
Unearned ESOP shares	(42)	(232)
Accumulated other comprehensive loss, net	(62)	(841)
Total shareholders’ equity	$54,061	$39,185

Total liabilities and shareholders’ equity	$552,791	$548,237

Loan Data
Mortgage loans on real estate:
Construction	$55,057	$63,744
Secured by farm land	1,281	1,702
Secured by 1-4 family residential	118,675	116,821
Other real estate loans	200,001	196,163
Loans to farmers (except those secured by real estate)	3,530	3,158
Commercial and industrial loans (except those secured by real estate)	48,746	53,196
Consumer installment loans	13,619	14,572
Deposit overdrafts	157	1,630
All other loans	2,169	991
Total loans	$443,235	$451,977
Allowance for loan losses	7,106	5,650
Loans, net	$436,129	$446,327

(1) The efficiency ratio is computed by dividing noninterest expense excluding losses on foreclosed assets by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on securities, premises and equipment and foreclosed assets. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2009 and 2008 was 34%.  Net interest income on a tax equivalent basis was $4,978 and $4,350 for the three months ended December 31, 2009 and 2008, respectively, and $18,668 and $18,442 for the years ended December 31, 2009 and 2008, respectively. Noninterest income excluding securities and premises and equipment gains and losses was $1,565 and $1,420 for the three months ended December 31, 2009 and 2008, respectively, and $5,558 and $6,055 for the years ended December 31, 2009 and 2008, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.